Exhibit 99.1

PRESS RELEASE

Blackbaud Completes Acquisition of JustGiving
Acquisition to extend Blackbaud’s offerings for peer-to-peer fundraising to drive more charitable giving

Charleston, S.C. (October 3, 2017) — Blackbaud, Inc. (NASDAQ: BLKB), the world’s leading cloud software company powering social good, today announced it has completed its acquisition of U.K.-based JustGiving™, whose online social giving platform has played a powerful role in the growth of peer-to-peer fundraising.

Blackbaud purchased, through its U.K. subsidiary, all outstanding equity interests of Giving Limited, doing business as JustGiving, for an aggregate purchase price of £95 million, or approximately $127.4 million, financed with cash on hand and borrowings under its existing credit facility. The two companies announced that they had entered into a definitive acquisition agreement on June 23. The acquisition closed Monday, October 2.

“We are proud to welcome JustGiving to the Blackbaud family,” said Blackbaud President and CEO Mike Gianoni. “Blackbaud is committed to accelerating the impact of individuals and organizations pursuing global good with modern, mobile-first and integrated cloud software. As we marry JustGiving’s leading innovation in social giving with our unmatched cloud solutions for social good, we can power game-changing breakthroughs that strengthen the entire social economy.”

The acquisition comes as fundraising driven by individual supporters rallying others to give (referred to as “peer-to-peer fundraising”) is playing a more significant role than ever in charitable giving. At the same time, social and mobile giving continue to grow. Blackbaud noted that this acquisition was in line with its broader commitment to helping customers respond to and leverage technological and social change.

“Individual supporters—and the new ways they are connecting with causes, organizations and one another—continue to transform the landscape and potential of the social good community,” said Jerry Needel, president and general manager of Blackbaud Consumer Solutions. “It’s key for us to equip these individual change agents to drive impact for the causes they care about and to ensure organizations have the right tools to navigate and respond to changes in the landscape.”

JustGiving is a leader in peer-to-peer giving, with people in 164 countries raising over $4.5 billion for good causes through its online platform since 2001. The company is a female-founded enterprise; started by Anne-Marie Huby and Zarine Kharas.

This acquisition doubles Blackbaud’s ongoing investment in peer-to-peer capabilities and expands what the company offers today through TeamRaiser® and everydayhero™, which are used by leading nonprofit organizations to connect their causes to the individuals who support them. The acquisition will also add a new personal crowdfunding capability (individuals raising funds for other individuals) as well as position Blackbaud to better serve the U.K. market, where it has operated for more than two decades, and where JustGiving is a fundraising leader.

“We’re passionate about growing the world’s giving and advancing good causes—and I can’t think of a better way to do it than as part of the world’s leading cloud software provider powering social good,” said Anne-Marie Huby, co-founder and managing director of JustGiving.

JustGiving is headquartered in London, U.K. Blackbaud is headquartered in Charleston, South Carolina, with operations around the globe, including in London. JustGiving’s staff will join Blackbaud’s London-based International Markets Group led by Jerome Moisan, senior vice president and president of Blackbaud’s International Markets Group. JustGiving will be led by Jerry Needel, president and general manager of Blackbaud Consumer Solutions.

PRESS RELEASE

About Blackbaud
Blackbaud (NASDAQ: BLKB) is the world’s leading cloud software company powering social good. Serving the entire social good community—nonprofits, foundations, corporations, education institutions, healthcare institutions and individual change agents—Blackbaud connects and empowers organizations to increase their impact through software, services, expertise and data intelligence. The Blackbaud portfolio is tailored to the unique needs of vertical markets, with solutions for fundraising and CRM, marketing, advocacy, peer-to-peer fundraising, corporate social responsibility, school management, ticketing, grantmaking, financial management, payment processing, and analytics. Serving the industry for more than three decades, Blackbaud is headquartered in Charleston, South Carolina, and has operations in the United States, Australia, Canada and the United Kingdom. For more information, visit www.blackbaud.com.

About JustGiving
JustGiving is the world's leading social platform for giving, enabling over 22 million people to raise over $4.5 billion for over 26,000 charities since launching in 2001. As a tech-for-good company, JustGiving develops world-class technology and innovative tools to fulfill its mission to connect people with the causes they care about. By making giving more simple, social and rewarding, JustGiving helps all causes, charities and people in need to reach more people and raise more money. For more information, visit www.justgiving.com.

Media Contact
Sylvia Baker
Porter Novelli for Blackbaud
404-995-4528
Sylvia.Baker@porternovelli.com

Forward-looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties, including statements regarding expected benefits of products and product features. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: management of integration of acquired companies and other risks associated with acquisitions; uncertainty regarding increased business and renewals from existing customers; risks inherent in the expansion of our international operations; defects or delays in our cloud-based solutions and hosting services; the ability to attract and retain key personnel; risks related to data security and data privacy; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the Securities and Exchange Commission filings for Blackbaud, copies of which are available free of charge at the Securities and Exchange Commission’s website at www.sec.gov or upon request from Blackbaud’s investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.